Exhibit 99.2

Company & Investment Profile	April 2004

1900 St. James Place • 4th Floor • Houston, TX 77056
Phone: 713-332-8400 • Fax: 713-332-8401 • www.carriageservices.com

Carriage Services, Inc.
(NYSE: CSV)

Simply Put … Becoming the Best

KEY POINTS

•                  Carriage continues to focus on improving its operations and its capital structure to position the Company for future growth.

•                  In line with that focus and after an extensive review of the Company’s funeral operations, Carriage announced a number of operational changes in its funeral business that are intended to help the Company grow its market share and improve operating and financial performance in 2004 and beyond.

•                  Carriage reported 4Q03 financial results that were within the Company’s previously released estimates, and despite a continuation of challenging business conditions, continued to generate free cash flow and reduce its debt levels. See page 12 for a more detailed discussion of Carriage’s 4Q03 and full year 2003 results.

•                  Carriages ability to generate free cash flow and reduce debt offers the unique investment characteristics of an LBO structure. Under multiple scenarios, presented herein, CSV could offer a 9% to 24% four-year IRR based upon current valuation using assumptions believed to be reasonable by management.

•                  The Long-Term Base Case scenario presented herein is based only on organic growth assumptions and does not consider any incremental growth via selective acquisitions, market share gains, etc.

SHARE STATISTICS

Price (April 8, 2004)	$5.15
52 Wk. High/Low	$ 5.25/$2.99
Average Daily Trading Volume (3 Mos.)	73,363
Shares Outstanding (In Mill.)	17.7
Equity Market Capitalization (In Mill.)	$91.2
Enterprise Value	$314.3
Enterprise Value / EBITDA*	8.0
Price / 2003(E) EPS Multiple	12.6
Book Value Per Share	$6.04
Total Debt / EBITDA*	3.4
Debt / Capitalization	40.8%

LONG-TERM BASE CASE ESTIMATES

5-Yr. Compound Annual Revenue Growth	2.5%
5-Yr. Compound Annual EBITDA Growth	3.5%
5-Yr. Compound Annual EPS Growth	12.3%
5-Yr. Compound Annual Free Cash Flow Growth	28.8%
5-Yr. Compound Annual Pre-Tax Free Cash Flow Growth	36.5%
5-Yr. Compound Annual Reduction in Debt	-21.0%

Balance sheet data as of December 31, 2003; shares outstanding as of March 15, 2004

*Trailing four quarters.

Carriage Services is a leading provider of death care services and products in the United States. As of December 31, 2003, Carriage operated 139 funeral homes and 30 cemeteries in 29 states. Carriage provides a complete range of funeral and cremation services and sells a wide variety of related products and merchandise.

Carriage Services	©2004 Carriage Services, Inc. All rights reserved.

NYSE: CSV       Forward-looking statements contained herein are subject to certain risks and uncertainties as further described at the end of this Company & Investment Profile. Please refer to the Appendix on page 33 that discusses and reconciles non-GAAP financial measures to GAAP financial measures.

Carriage Services, Inc. – Summary Financial Data

Summary Income Statement

(In Thousands, Except Per Share Data)

	2002	2003
Revenues	$154,176	$150,823
Cost of Services	111,088	112,129
Gross Profit	43,088	38,694

Selling, General & Admin. Expense	10,815	10,861
Special & Other Charges	361	(577)
Operating Income	31,912	28,410

Interest Expense, Net	(13,053)	(11,066)
Financing Costs of Preferred Securities	(6,697)	(6,745)
Income Before Income Taxes	12,162	10,599

Provision (Benefit) for Income Taxes	4,684	3,974
Net Income Before Special Charges & Other Items	7,478	6,625

Special Charges & Other Items	(12,800)	—
Net Income	$20,278	$6,625

Basic EPS	$1.20	$0.38
Diluted EPS	$1.16	$0.37
Diluted EPS Excluding Special Charges & Other Items	$0.43	$0.35

Weighted Avg. Basic Shares Outstanding	16,973	17,444
Weighted Avg. Diluted Shares Outstanding	17,433	17,808

Margin Analysis

(As a Percentage of Revenues)

	2002	2003
Gross Margin	27.9%	25.7%
SG&A	7.0%	7.2%
Operating Income	20.7%	18.8%
Income Before Income Taxes	7.9%	7.0%
Net Income Before Special Charges & Other Items	4.9%	4.4%
Net Income	13.2%	4.2%

Selected Historical Balance Sheet Data & Ratios

(In Thousands Except Ratios)

	2002	2003
Cash & Cash Equivalents	$2,702	$2,024
Total Current Assets	26,865	27,890

Property, Plant & Equipment, Net	113,967	110,963
Goodwill	158,696	159,672
Total Assets	703,754	699,611

Total Current Liabilities	28,445	47,311
Long-Term Debt & Capital Lease Obligations, Net	146,746	111,079
Total Liabilities	515,070	503,354
Mandatorily Redeemable Convt. Pref. Securities	90,193	90,327
Stockholders’ Equity	98,091	105,930
Total Liabilities & Stockholders’ Equity	$703,754	$699,611

Current Ratio	0.9	0.6
Debt & Capital Lease Obligation, Net / Stockholders’ Equity	149.6%	104.9%
Total Debt / Capitalization	44.2%	40.8%

Selected Historical Statement of Cash Flows Data

(In Thousands)

	2002	2003
Net Cash Provided by Operating Activities	$18,945	$14,680
Capital Expenditures	6,034	6,204
Free cash Flow	12,911	8,476
Net Cash Used in Investing Activities	6,007	1,786
Net Cash Used by Financing Activities	12,980	13,572
Net Increase (Decrease) in Cash & Equivalents	(42)	(678)
Cash & Equivalents at End of Period	$2,702	$2,024

Historical Stock Data

	2002	2003	YTD*
High	$5.54	$4.58	$5.25
Low	$3.01	$2.99	$3.72
Avg. Daily Volume	44,910	48,319	76,907

This document is being published by Carriage Services in continuation of the Company’s stated goal to provide more disclosure and transparency to the investment community regarding Carriage’s operations, strategies, industry dynamics and conditions, etc. It is Carriage’s intent to take greater responsibility for and a more proactive role in communicating with the investment community and in providing greater operating and financial transparency.

EXECUTIVE SUMMARY & SELECTED HIGHLIGHTS

MISSION STATEMENT: We are committed to being the most professional, ethical, and highest quality funeral and cemetery service organization in our industry.

GUIDING PRINCIPLES: Honesty, integrity and quality in all that we do. Hard work, pride of accomplishment and shared success through employee ownership. Belief in the power of people through individual initiative and teamwork. Outstanding service and profitability go hand-in-hand. Growth of the Company is driven by decentralization and partnership.

SUMMARY

Carriage Services is a leading provider of Death Care services and products in the United States and is the fourth largest publicly traded Death Care company. Carriage Services’ shares trade on the New York Stock Exchange under the symbol CSV. As of December 31, 2003, Carriage operated 139 funeral homes and 30 cemeteries in 29 states. Carriage’s business can be characterized as one of relative stability, reflected by predictable revenue and cash flow, with incremental growth opportunities via selective acquisitions.

Carriage continues to focus on improving its operations and its capital structure in order to reposition the Company for future growth. Carriage’s focus over the next two years is to grow the market share and improve the operating and financial performance of its funeral operations; further reduce debt; and strengthen its capital structure. In line with that focus and after an extensive review of the Company’s funeral operations, Carriage announced a number of significant operational changes that are intended to help the Company grow its market share and improve operating and financial performance in 2004 and beyond. The Company will continue to improve its organizational leadership and quality of personnel. Carriage anticipates it will divest additional businesses in the future, where those businesses are not meeting its standards.

Carriage Services reported 4Q03 financial results that were within the Company’s previously released estimates. Challenging business conditions continued in the fourth quarter of 2003, but meaningfully improved in the latter portion of the quarter. Revenue for 4Q03 was $38.5 million versus $39.3 million for the same period last year, EBITDA for the quarter was $9.4 million compared to EBITDA of $11.1 million for 4Q02, and 4Q03 diluted EPS was $0.08 versus diluted EPS (before special items) of $0.11 for the same quarter last year. Carriage generated free cash flow of $3.3 million in 4Q03 which, when combined with other sources of cash, enabled the Company to reduce debt in the fourth quarter by $4.3 million to $135.5 million.

While Carriage Services has succeeded in improving operations and the quality and depth of its management, increasing free cash flow and substantially decreasing debt levels, the Company believes the current equity valuation does not accurately reflect these achievements and offers a unique investment opportunity. As discussed later in this report, Carriage believes its current capital structure coupled with its strong cash flow profile, will enable the Company to continue to meaningfully pay down debt, offering investors the unique investment characteristics of an LBO (leveraged buy out) structure, without the often high promotional fees because CSV shares are publicly traded. Assuming stable to modest growth in revenue and EBITDA, modest growth in free cash flow, selective asset dispositions, and continued reduction in debt, Carriage believes such a scenario could offer investors an 9% to 24% five year IRR (internal rate of return), assuming a narrow range of enterprise value-to-EBITDA multiples over the same period.

Table of Contents

(Noteworthy new or updated information in this edition versus the previous edition in bold)

SECTION
•	Key Points & Overview
•	Summary Financial Data
•	Executive Summary & Selected Highlights
•	Operations Overview & Strategy
•	Compelling Valuation vs. Peers – Closing the Valuation Gap
•	Carriage Services Recent Results & Financial Outlooks
•	Historical Earnings & Operating Data
•	Company Background
•	Successful Fresh Start Program Largely Complete
•	CSV: A Unique Investment Opportunity
•	Long-Term Base Case Scenario
•	Base Case Enterprise Valuation “LBO” Structure
•	Death Care Industry Overview
•	Peer Analysis & Comparison
•	Management Bios
•	Board of Directors & Corporate Governance
•	Income Statement
•	Balance Sheet
•	Cash Flow Statement
•	Forward Looking & Cautionary Statements
•	Appendix: Disclosure of Non-GAAP Performance Measures

OPERATIONS OVERVIEW & STRATEGY

Carriage Services is a leading provider of professional funeral and cemetery services and products in the United States and is the fourth largest publicly traded death care company. As of December 31, 2003, Carriage operated 139 funeral homes and 30 cemeteries in 29 states. Carriage serves families from diverse cultural and religious backgrounds and provides a complete range of funeral and cremation services including planning and coordinating personalized funerals, conducting memorial services, performing cemetery interment services, and managing and maintaining cemetery properties. The Company also sells products and merchandise including caskets, urns, burial vaults, cemetery interment rights, and monuments and markers. Carriage’s business can be characterized as one of relative stability, recurring revenue and cash flow, with incremental growth opportunities via selective acquisitions.

Carriage’s local funeral home operations, cemetery operations, and preneed programs are managed by individuals with extensive death care experience. The local operators continue to have responsibility for day-to-day operations, but are required to follow service and financial standards. This strategy allows each local business to maintain its unique style of operation and to capitalize on its reputation and heritage while Carriage maintains supervisory controls and provides specialized services from its corporate headquarters.

Carriage Owns & Operates 139 Funeral Homes & 30 Cemeteries in 29 States

Carriage is committed to a strong information systems infrastructure and all of its funeral homes are connected to its corporate headquarters which allows management to monitor and assess critical operating and financial data in order to analyze the performance of individual locations on a timely basis. Management is able to access customer transaction data and other operating information to ensure the quality of operating performance and to implement any necessary corrective actions.

Funeral Home Operations

As of December 31, 2003, Carriage operated 139 funeral homes in 29 states. Funeral home revenues accounted for approximately 77% of total revenues for both the years 2003 and 2002. Carriage’s funeral home operations are managed by a team of experienced death care industry professionals. These individuals have proven leadership and financial skills with best operating and high financial standards that are relevant to the death care industry.

Carriage’s funeral homes offer a complete suite of services to meet families’ funeral needs, including consultation, removal and preparation of remains, sale of caskets and related funeral merchandise, use of funeral homes for visitation and religious services, and transportation services. Most of Carriage’s funeral homes have a non-denominational chapel on premises, which accommodates family visitation and religious services to take place on site if a family chooses, reducing inconvenience to the family.

Funeral Home Service Offerings

Despite the decline in national death rates over the past three years and losses of market share in certain markets, Carriage’s funeral home operations remain some of the most profitable in the industry. Carriage has been able to maintain superior funeral home profitability due to its lean operating structure and focus on best practices. Carriage is focused on regaining market share in markets where it is an issue through its focus on operations, installing the right leadership, and in providing its people with the best training possible.

Carriage recognized that to become the best and increase value for shareholders, it must improve the operating results of its funeral operations by growing market share and increasing internal profitability and earnings growth. After an extensive review of its funeral operations in 2003, Carriage announced and has started to implement a number of operational changes that are intended to help the Company grow its market share and improve operating and financial performance in 2004 and beyond.

Carriage’s new funeral operating model, called “Being the Best”, is based upon lessons the Company has learned from its best businesses and its best operators. Carriage analyzed its best businesses (approximately 20% by number) and developed operating and financial standards, taking into consideration size and cremation mix, organized around three primary areas – market share, people and operating and financial metrics. Carriage introduced a more decentralized, entrepreneurial and local operating model and has overhauled its incentive compensation structure to align with its new standards. These new standards and incentives will challenge and reward its managing partners who thrive on growing their local business and taking responsibility for results.

Key elements of Carriage’s new “Being the Best” funeral operating strategy and model include the following:

•                  Balanced Operating Model –Carriage believes a decentralized structure works best in the death care industry. The new operating model focuses on key drivers of a successful funeral business, organized around three primary areas – market share, people and operating and financial metrics. Successful execution of the new operating model is highly dependent on strong local leadership, intelligent risk taking, entrepreneurial empowerment and corporate support aligned with the key drivers.

•                  Incentives Aligned with Standards – Empowering managing partners to do the right things in their operations and local communities, and providing appropriate support with operating and financial practices, will enable growth and profitability. Each managing partner will participate in a variable bonus plan whereby they will earn a fixed percentage of their business’ earnings based upon the actual standards achieved. Carriage believes each managing partner has the opportunity to be compensated at close to the same level as if they owned the business themselves.

•                  The Right Local Leadership - Successful execution of the new operating model is highly dependent on strong local leadership, intelligent risk taking and entrepreneurial empowerment. Over time, Carriage believes how a managing partner executes versus the operating and financial standards set forth will be a primary performance indicator.

•                  Cycle of Service – Carriage is reviewing the various steps in its Cycle of Service in order to update and improve it. The Cycle of Service process and activities will align with the Company’s strategy to build a meaningful and lasting relationship with each client family. The Company has also developed a “Best Practices” website where innovative new service ideas will be shared throughout the organization.

•                  Presentation and Packaging of Services and Merchandise – Carriage believes packaging funeral services and merchandise offers both simplicity and convenience for its client families. Well conceived and thoughtful packages eliminate much of the effort and discomfort experienced by client families about matters where they do not have much knowledge during a very stressful and emotional time. While clients will always have the option of purchasing services and merchandise separately, Carriage believes the emphasis on personalized services and appropriate merchandise will be valued by many families.

•                  Merchandise Strategy & Supplier Arrangements – Carriage is conducting a review of its merchandise strategy for its selection floors. Merchandise selections will be aligned with package options. In addition, the selection floor will be evaluated to determine if it is effective. Key elements of an effective floor are balanced retail prices with appropriate mark-ups, intelligent layout and choices supported by good presentation. Carriage has entered into updated arrangements with four primary casket suppliers to support its new strategy and control wholesale costs.

•                  Decrease Overhead Costs – Carriage is performing targeted reviews of its systems and support services with the objective of improving effectiveness and decreasing overhead costs. The Company recently completed an upgrade of its funeral services system to improve its features and functions and plans to implement a new cemetery system during

2004. As Carriage implements new systems, it is reviewing and changing corporate processes to improve efficiency and effectiveness.

Cemetery Operations

As of December 31, 2003, Carriage operated 30 cemeteries in 12 states. All Carriage cemeteries are perpetual care cemeteries. Cemetery revenue accounted for approximately 23% of total revenues for both the years 2003 and 2002. Carriage sales counselors consult with clients either at the cemetery or in the client’s home. Arrangements can be selected in advance of need and payment options are available. Carriage’s cemetery products and services include: mausoleum crypts, private estates, lawn crypt gardens, grave sites and burial vaults. Cremation options include columbarium, mausoleum niches and ground burial.

Cemetery operations generate revenues through sales of interment rights, memorials and installations, fees for interment and cremation services, finance charges from sales contracts, and investment income from preneed cemetery merchandise and perpetual care trusts. Carriage’s cemetery revenues are primarily driven by pre-need product sales. Since Carriage focused its cemetery business on its Family Service Model, cemetery gross margins have steadily improved.

In addition to owned locations, Carriage has been selected to be the managing partner of municipal and independently owned cemeteries. Carriage’s success in these operations comes from utilizing the same operating model used for its owned operations.

Preneed Programs

In addition to the sales of funeral merchandise and services, cemetery interment rights and cemetery merchandise, and services at the time of need, Carriage also markets funeral and cemetery services and products on a preneed basis. Preneed funeral and cemetery contracts enable families to establish, in advance, the type of service to be performed, the products to be used and the costs for such products and services, in accordance with prices prevailing at the time the contract is signed, rather than when the products and services are delivered. Preneed contracts permit families to eliminate the emotional strain of making death care plans at the time of need and enable Carriage to establish a portion of its future market share. Proceeds of preneed funeral contracts are not recognized as revenue until the time the funeral service is performed.

Preneed funeral contracts are usually paid on an installment basis. The performance of preneed funeral contracts is usually secured by placing the funds collected in trust for the benefit of the customer or by the purchase of a life insurance policy, the proceeds of which will pay for such services at the time of need. Insurance policies, intended to fund preneed funeral contracts, cover the original contract price and generally include an element of growth (earnings) designed to offset future inflationary cost increases. Proceeds from the sale of preneed funeral contracts, along with accumulated earnings, are not recognized as revenue until the time the funeral service is performed. Additionally, Carriage generally earns a commission from the insurance company from the sale of insurance funded contracts.  Although direct marketing costs and commissions incurred from the sale of preneed funeral contracts are a current use of cash, such costs are also deferred and amortized on an actuarial method to match the expected maturity of the preneed contracts. The commission income is recognized as revenue when the period of refund expires (generally one year) and helps Carriage defray the costs incurred, which are primarily commissions paid to its sales counselors.

Preneed sales frequently require an immediate cash outlay by the seller to fund commissions and promotional expenditures. Beginning in 2000, Carriage moved from a national, centralized marketing strategy to a local, decentralized strategy whereby each business location customized a preneed program to its local needs. The Company also began selling insurance-funded contracts in most markets that allow Carriage to earn commission income and improve its cash flow. The focus is such that in markets that depend on preneed for market share, the Company will supplement the arrangements written by funeral directors with sales sourced by sales counselors and third party sellers. Carriage plans to continue using insurance-funded contracts as the main funding vehicle because cash from the commissions earned offsets a significant amount of the up-front costs and because the earnings on the insurance contracts are more stable than traditional trust fund investments.

In addition to preneed funeral contracts, Carriage also offers “preplanned” funeral arrangements whereby the client determines in advance substantially all of the details of a funeral service without any financial commitment or other obligation on the part of the client until the actual time of need. Preplanned funeral arrangements permit a family to avoid the emotional strain of making death care plans at the time of need and enable a funeral home to establish relationships with a client that may eventually lead to an at-need sale.

Preneed cemetery sales are usually financed through interest bearing installment sales contracts, generally with terms of up to five years. Interest rates generally range from 12%-14%. Preneed sales of cemetery interment rights are recorded as revenue when 10% of the contract price related to the real estate has been collected. Merchandise and services revenue is recorded when delivery has occurred. Costs related to cemetery preneed contracts and delivery of products and services is recorded concurrent with related revenue. Carriage always receives an initial payment at the time the contract is signed. Allowances for customer cancellations and refunds are accrued at the date of sale and periodically evaluated thereafter based upon historical experience.

Compelling Valuation vs. Peers – Closing the Valuation Gap

Carriage believes its “Being the Best” funeral operating strategies and model will enable the Company to increase market share and improve financial results. With the anticipated success of these initiatives, Carriage believes the current equity valuation gap between it and its peers could close, and at current prices, CSV shares offer an attractive valuation.

While the company has made significant progress on improving its operations and reducing its level of debt, Carriage continues to focus on its operations and its capital structure in order to position the Company for future growth. The Company’s focus over the next two years is to grow its market share and improve operating and financial performance of its funeral operations; increase preneed property sales and cash flow in its cemetery operations; further reduce debt; and strengthen its capital structure. Carriage expects to divest additional businesses in the future, where those businesses are not meeting its standards. Further, Carriage will continue to improve its organizational leadership and quality of personnel.

The following is a valuation comparison of Carriage Services versus its three public death care industry peers. CSV shares trade at price/earnings (PE) multiple significantly below its public peer group.

Peer Valuation Comparison

Death Care Industry

				EPS*		PE Multiple
	Symbol	FYE	Price	2004E	2005E	2004		2005
Alderwoods Group	AWGI	Dec.	$10.81	$0.56	$0.64	19.3	X	16.9	X
Service Corp. Intl.	SRV	Dec.	$7.47	$0.44	$0.39	17.0	X	19.2	X
Stewart Enterprises	STEI	Oct.	$7.42	$0.39	$0.45	19.0	X	16.5	X
Peer Average			$8.57	$0.46	$0.49	18.4	X	17.5	X

Carriage Services	CSV	Dec.	$5.15	$0.41	$0.46	12.6	X	11.2	X

*First Call mean estimates

CARRIAGE SERVICES RECENT RESULTS & FINANCIAL OUTLOOK

Carriage Services reported 4Q03 and full year 2003 financial results that were within the Company’s estimates previously released to the public. Challenging business conditions continued in the fourth quarter of 2003 but meaningfully improved in the latter portion of the quarter. Results for the months of October and November were below expectations because the low volume of funerals continued from the third quarter. The month of December exceeded expectations due to higher than expected funeral volumes and higher preneed cemetery revenues. During the quarter the Company continued to generate free cash flow and reduce its debt levels.

Carriage continues to believe its funeral operations have the potential to generate better operational and financial results and this will continue to be the Company’s primary focus. In line with that focus and after an extensive review of the Company’s funeral operations, Carriage announced a number of operational changes that are intended to help the Company grow its market share and improve operating and financial performance in 2004 and beyond.

Results for 4Q03 versus guidance were as follows:

•                  Total revenue of $38.5 million versus guidance of $37 to $42 million.

•                  EBITDA of $9.4 million versus guidance of $8 to $10 million.

•                  Diluted EPS of $0.08 versus previous guidance of $0.08 to $0.13 per share.

In 4Q03, Carriage generated $3.3 million of free cash flow, consisting of cash flow provided by operations before interest payments of $5.0 million, less interest payments of $0.6 million, less capital expenditures of $1.1 million. Despite the continuation of soft death rates, market share and general economic challenges, Carriage’s free cash flow generation, cash on hand and proceeds from the sale of a tract of land allowed the Company to reduce debt in the fourth quarter by $4.3 million to $135.5 million.

Carriage’s 2004 Financial Outlook assumes a 1% increase in same store volumes for 2004 versus 2003 and a 1.5% increase in the average revenue per funeral. Approximately half of the increase in diluted EPS in 2004 versus 2003 is attributable to anticipated lower interest expense and approximately half to improved performance anticipated from Carriage’s funeral operations.

Carriage Services Financial Outlook

$ Estimates in Millions Except Per Share Data

	1Q04	Full Year 2004
Revenue	$ 39 - $41	$ 150 - $154

EBITDA	$ 11 - $12	$ 39 - $41

EPS	$ 0.14 - $0.17	$ 0.38 - $0.43

Free Cash Flow	Not estimated	$ 14 - $17

Debt	Not estimated	$ 114 - $118

Funeral Operations – Key Financial & Operating Data Comparison vs. 4Q02

•                  Funeral revenues were down slightly from $30.2 million to $29.8 million

•                  Same store funeral revenue increased 0.1% to $29.4 million

•                  Same store funeral contracts increased 2.4% to 6,314 from 6,162

•                  Same store average revenue per contract decreased 2.3% to $4,664 from $4,773

•                  The average price of Carriage’s cremation services decreased 3.1% to $2,264

•                  Carriage’s cremation rate was 31.0% in 4Q03, up versus 27.5% in 4Q02

For the full year 2003, funeral revenue decreased 3.0% from $119.3 million to $115.7 million.  Same store funeral revenue decreased 1.7% from $114.5 million to $112.6 million and consisted of a 2.3% decrease in same store contracts from 24,293 to 23,740 and a 0.6% increase in the same store revenue per contract from $4,713 to $4,743. Carriage believes the decline in the number of same store funeral service contracts in 2003 of 2.3% was due in part to the decline in the number of deaths of 1.4% in 2003 versus 2002, based on statistics published by the Center for Disease Control, as adjusted for non-reporting cities. Carriage also believes that it lost market share in certain areas, which also contributed to the 2.3% decline in the number of same store funeral service contacts in 2003.

Approximately 30% of the funeral services Carriage performed in 2003 were cremation services compared to 28% in 2002. The average revenue per cremation service increased 0.7% in 2003 compared to 2002. The change in mix from traditional to cremation services resulted in a decline of $1.7 million in revenue for 2003 compared to 2002. Approximately 19.5% of funeral services performed in 2003 were previously arranged, versus 18.5% in 2002.

Funeral costs and expenses increased $1.3 million year over year, primarily due to higher insurance, property taxes and bad debt expenses. As a result of the increase in funeral costs and expenses and a decrease in funeral revenues, funeral gross profit declined $4.8 million to $29.5 million in 2003, or 25.5% of revenues, compared to gross profit margin of 28.8% in 2002.

With Carriage’s continued focus on improving revenue growth and profitability in its funeral business, in 3Q03 the Company realigned management responsibilities in its funeral organization. Mel Payne, Carriage’s Chairman and Chief Executive Officer assumed leadership of funeral operations and Jay Dodds is focusing his efforts on Carriage’s Western Region. Jim Bernard took the additional role of leading the Company’s preneed funeral activities.

Based upon an extensive review of its funeral operations in the last half of 2003 by a group of Carriage’s best operators under the leadership of Mel Payne, a number of operational changes were identified to grow Carriage’s market share and improve its operating and financial performance. During 2004, Carriage will be focused on executing the new practices, which include:

•                  A more balanced operating model that allows our funeral home managing partners to make local decisions guided by operating and financial standards based upon best practices of our best businesses.

•                  Incentives for our funeral home managing and regional partners aligned with our standards that give our partners the opportunity to be compensated at close to the same level as if they owned the business.

•                  A renewed focus on having the right local leadership in place to execute the new operating model.

•                  Changes to our Cycle of Service model to ensure that we build a meaningful and lasting relationship with each client family.

•                  Improvements in the presentation and packaging of our services and merchandise. We are also reworking our supplier arrangements to improve our merchandise selection and margins.

•                  Targeted reviews of our systems and support services to improve effectiveness and decrease overhead costs.

Carriage expects that these changes will result in improvements in the Company’s operating and financial performance during 2004 that will be incremental to any improvements attributable to increasing death rates.

Cemetery Operations – Key Financial & Operating Data Comparison vs. 4Q02

•                  Cemetery revenues declined 3.2% to $8.8 million from $9.0 million

•                  Same store cemetery revenue declined 3.2%

Cemetery revenues in 4Q03 were negatively impacted by a $0.2 million decrease in trust fund earnings compared to 4Q02. Cemetery gross profit for 4Q03 declined by $0.5 million compared to 4Q02 due primarily to the $0.3 million decrease in cemetery revenues and $0.3 million in expenses related to a retroactive reassessment of property taxes and professional fees incurred in protesting the valuations.

For the full year 2003, cemetery revenues increased $0.2 million, or 0.6%. The increase in cemetery revenues resulted in part from a $0.4 million increase in at need revenues as a result of an increase in the average value per contract of 5.8% from $942 to $997, though the volume of at need contracts declined 2.5% from 14,681 to 14,311. Carriage also experienced as increase in preneed property sales of $0.7 million primarily due to a 10.2% increase in the number of preneed contracts written from 7,729 to 8,521. The average preneed contract value declined 7.6% from $2,196 to $2,029. These increases were offset in part by $0.4 million less trust income and $0.4 million less in deliveries of previously prearranged merchandise and services.

Cemetery gross profit increased to $9.2 million and 26.1% of revenues in 2003, compared to cemetery gross profit of $8.7 million and 25.0% of revenues in 2002. The increase in gross profit was primarily due to $0.4 million less of bad debt expense in 2003.

Carriage Services, Inc.

Historical Earnings & Operating Data

(In Thousands $, Except Per Share & Margin Analysis Data)

	2001	Mar-02	Jun-02	Sep-02	Dec-02	2002	Mar-03	Jun-03	Sep-03	Dec-03	2003
Revenues:
Funeral	124,284	32,707	28,832	27,521	30,239	119,299	30,354	28,702	26,883	29,798	115,737
Cemetery	38,209	8,215	9,018	8,601	9,043	34,877	8,352	9,165	8,818	8,751	35,086
Total Revenues	162,493	40,922	37,850	36,122	39,282	154,176	38,706	37,867	35,701	38,549	150,823

Gross Profit:
Funeral	31,471	11,683	7,288	7,170	8,233	34,373	8,632	7,112	6,006	7,785	29,535
Cemetery	8,824	1,701	2,400	2,070	2,543	8,715	2,468	2,556	2,094	2,041	9,159
Total Gross Profit	40,295	13,384	9,688	9,240	10,776	43,088	11,100	9,668	8,100	9,826	38,694

Selling, General & Admin. Expense	8,698	2,506	2,329	3,619	2,361	10,815	2,612	2,476	2,620	3,153	10,861
Special & Other Charges	0	0	0	0	361	361	588	(896)	(226)	(43)	(577)
Operating Income	31,597	10,878	7,359	5,621	8,054	31,912	7,900	8,088	5,706	6,716	28,410

Interest Expense, Net	(13,579)	(3,124)	(3,246)	(3,101)	(3,582)	(13,053)	(2,936)	(2,741)	(2,669)	(2,720)	(11,066)
Financing Costs of Preferred Securities	(6,765)	(1,674)	(1,674)	(1,675)	(1,674)	(6,697)	(1,674)	(1,674)	(1,684)	(1,713)	(6,745)
Income Before Income Taxes	11,253	6,080	2,439	845	2,798	12,162	3,290	3,673	1,353	2,283	10,599

Provision (Benefit) for Income Taxes	2,251	(10,480)	962	325	1,077	(8,116)	1,234	1,377	507	856	3,974
Net Income	9,002	16,560	1,477	520	1,721	20,278	2,056	2,296	846	1,427	6,625

Special Charges & Other Items	—	(12,800)	0	0	222	(12,578)	368	(560)	(141)	(27)	(361)
Net Income Before Special Charges & Other Items	9,002	3,760	1,477	520	1,943	7,700	2,424	1,736	705	1,400	6,264

Basic EPS	$0.54	$0.98	$0.09	$0.03	$0.10	$1.20	$0.12	$0.13	$0.05	$0.08	$0.38
Diluted EPS	$0.51	$0.95	$0.08	$0.03	$0.10	$1.16	$0.12	$0.13	$0.05	$0.08	$0.37
Diluted EPS Excluding Special Charges & Other Items	$0.51	$0.22	$0.08	$0.03	$0.11	$0.44	$0.14	$0.10	$0.04	$0.08	$0.35
Weighted Average Shares Outstanding:
Basic	16,696	16,894	16,942	16,978	17,075	16,973	17,320	17,411	17,496	17,545	17,444
Diluted	17,492	17,429	17,458	17,367	17,450	17,433	17,714	17,788	17,832	17,866	17,808

Margin Analysis	2001	Mar-02	Jun-02	Sep-02	Dec-02	2002	Mar-03	Jun-03	Sep-03	Dec-03	2003
Revenues:
Funeral	76.5%	79.9%	76.2%	76.2%	77.0%	77.4%	78.4%	75.8%	75.3%	77.3%	76.7%
Cemetery	23.5%	20.1%	23.8%	23.8%	23.0%	22.6%	21.6%	24.2%	24.7%	22.7%	23.3%
Total Revenues	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

Gross Profit:
Funeral	25.3%	35.7%	25.3%	26.1%	27.2%	28.8%	28.4%	24.8%	22.3%	26.1%	25.5%
Cemetery	23.1%	20.7%	26.6%	24.1%	28.1%	25.0%	29.5%	27.9%	23.7%	23.3%	26.1%
Total Gross Profit	24.8%	32.7%	25.6%	25.6%	27.4%	27.9%	28.7%	25.5%	22.7%	25.5%	25.7%

Selling, General & Admin. Expense	5.4%	6.1%	6.2%	10.0%	6.0%	7.0%	6.7%	6.5%	7.3%	8.2%	7.2%
Special & Other Charges	0.0%	0.0%	0.0%	0.0%	0.9%	0.2%	1.5%	-2.4%	-0.6%	-0.1%	-0.4%
Operating Income	19.4%	26.6%	19.4%	15.6%	20.5%	20.7%	20.4%	21.4%	16.0%	17.4%	18.8%

Interest Expense, Net	-8.4%	-7.6%	-8.6%	-8.6%	-9.1%	-8.5%	-7.6%	-7.2%	-7.5%	-7.1%	-7.3%
Financing Costs of Preferred Securities	-4.2%	-4.1%	-4.4%	-4.6%	-4.3%	-4.3%	-4.3%	-4.4%	-4.7%	-4.4%	-4.5%
Income Before Income Taxes	6.9%	14.9%	6.4%	2.3%	7.1%	7.9%	8.5%	9.7%	3.8%	5.9%	7.0%

Provision (Benefit) for Income Taxes	1.4%	-25.6%	2.5%	0.9%	2.7%	-5.3%	3.2%	3.6%	1.4%	2.2%	2.6%
Net Income	5.5%	40.5%	3.9%	1.4%	4.4%	13.2%	5.3%	6.1%	2.4%	3.7%	4.4%

Special Charges & Other Items	0.0%	-31.3%	0.0%	0.0%	0.6%	-8.2%	1.0%	-1.5%	-0.4%	-0.1%	-0.2%
Net Income Before Special Charges & Other Items	5.5%	9.2%	3.9%	1.4%	4.9%	5.0%	6.3%	4.6%	2.0%	3.6%	4.2%

Year-Over-Year Percentage Change

Funeral Revenues	-2.3%	-6.2%	-7.4%	-2.6%	0.8%	-4.0%	-7.2%	-0.5%	-2.3%	-1.5%	-3.0%
Cemetery Revenues	8.1%	-8.5%	-8.7%	-8.6%	-9.1%	-8.7%	1.7%	1.6%	2.5%	-3.2%	0.6%
Total Revenues	-0.1%	-6.7%	-7.7%	-4.1%	-1.6%	-5.1%	-5.4%	0.0%	-1.2%	-1.9%	-2.2%
Selling, General & Admin. Expense	-15.2%	22.2%	6.9%	46.3%	18.3%	24.3%	4.2%	6.3%	-27.6%	33.5%	0.4%
Operating Income	-139.3%	7.8%	-3.0%	-2.5%	-1.3%	1.0%	-27.4%	9.9%	1.5%	-16.6%	-11.0%
Income Before Income Taxes	-111.1%	28.1%	-8.2%	24.5%	-11.8%	8.1%	-45.9%	50.6%	60.1%	-18.4%	-12.9%
Net Income Before Special Charges & Other Items	826.1%	-0.5%	-30.1%	-3.7%	-23.3%	-14.5%	-35.5%	17.5%	35.5%	-28.0%	-18.6%
Diluted EPS Excluding Special Charges & Other Items	750.0%	0.0%	-33.3%	0.0%	-21.4%	-13.7%	-36.6%	25.0%	32.0%	-29.6%	-20.3%

COMPANY BACKGROUND

Carriage Services is a leading provider of Death Care services and products in the United States and is the fourth largest publicly traded Death Care Company. As of December 31, 2003, Carriage operated 139 funeral homes and 30 cemeteries in 29 states. Carriage provides a complete range of funeral and cremation services including planning and coordinating personalized funerals, conducting memorial services, performing cemetery interment services, and managing and maintaining cemetery properties. The Company also sells products and merchandise including caskets, urns, burial vaults, cemetery interment rights, and monuments and markers. Carriage’s business can be characterized as one of relative stability, recurring revenue and cash flow, with incremental growth opportunities via selective acquisitions.

The Death Care industry experienced a period of rapid growth through acquisition from 1996 through 1999, which took the industry’s eye off the operating ball, Carriage included. At the crescendo of 1999, balance sheets were over leveraged, acquisition multiples revealed they were too high, and industry conditions became challenging. In response, Carriage and its public peers significantly curtailed their acquisition activity, focused on operations to improve cash flow, and began culling through their property portfolios to find non-core and/or under performing assets that could be sold to generate cash to reduce debt.

Thus, 2000 was a transitional year for Carriage Services as it developed and began implementing its two-year multi-element Fresh Start Program in the fourth quarter of 2000 to address its poor operating performance and a challenging operating environment. Due largely to the successful implementation and execution of Fresh Start, Carriage Services has recovered from a highly leveraged balance sheet and sub-par operating performance, resulting from the rapid consolidation period the Death Care industry experienced in 1996 through 1999.

Beginning with the implementation of the Fresh Start program, the Company has sold 37 funeral homes, 12 cemeteries and 14 parcels of excess real estate for net proceeds of approximately $20 million of net proceeds. While these transactions taken together represent a decline of approximately 23% of the number of business locations, total revenues have only declined by approximately 7.2% and total gross profit has increased by 20%, when comparing 2000 operating results to 2003 operating results.

Carriage Services

Funeral Home & Cemetery Count

	Year Ending December 31,
	2000	2001	2002	2003
Beginning Funeral Homes	182	172	148	144
Acquisitions or Openings	1	2	2	0
Divestitures, Mergers or Closures	11	26	6	5
Ending Funeral Homes	172	148	144	139

Beginning Cemeteries	41	38	30	30
Acquisitions	1	0	0	0
Divestitures	4	8	0	0
Ending Cemeteries	38	30	30	30

In addition to making operational and financial improvements as part of Fresh Start, Carriage reduced its corporate overhead and increased the quality of its leadership. Carriage has turned to new leadership at substantially all levels of the Company to focus on operations and to reposition Carriage for future growth. Carriage will continue to improve its organizational leadership and quality of personnel going forward.

SUCCESSFUL FRESH START PROGRAM LARGELY COMPLETE

In response to its leveraged balance sheet resulting from its past active acquisition program, deteriorating operating results, and a challenging operating environment, Carriage implemented its multi-faceted Fresh Start Program in the fourth quarter of 2000, which has been successful and is largely complete. The five Fresh Start goals Carriage set out to achieve were:

1.               Restore credibility to its operating and consolidation model;

2.               Increase and better align its earnings and free cash flow;

3.               Restore market value credibility to its balance sheet;

4.               Reduce debt; and

5.               Re-access the capital markets.

The program began with a review of its funeral home and cemetery portfolios, operating strategies, organizational structure, and financial covenants under Carriage’s credit agreements. The key elements required to achieve the five Fresh Start goals are as follows:

• Downsize its corporate organization

• Strengthen its corporate and operating leadership

• Improve or dispose of under performing businesses

• Modify debt covenants

• Stratify its funeral home portfolio

• Change its preneed funeral marketing strategy

• Adjust the carrying value of remaining assets

Carriage is pleased to report that the primary goals of its Fresh Start initiatives have been achieved. Carriage is committed to continue operating a lean corporate organization, strengthening its corporate and local business leadership, and improving or selling underperforming businesses. Carriage’s progress in achieving each of the five Fresh Start goals, together with their continued relevance to future results, is as follows:

•                  Restore credibility to its operating and consolidation model – Carriage is committed to becoming the best, not the biggest, company in its industry.  This commitment is driven by a strong culture of service and leadership excellence whose goal is to build a lasting enterprise.  As a result, Carriage has raised performance standards and increased accountability for all employees throughout the organization. Recruiting top quality leaders and managers and aligning incentive compensation to its operating strategy have become key elements of Carriage’s operating strategy.

In Carriage’s view, the benefit of integrating acquired businesses is to introduce its innovative service and sales strategies to provide the highest quality funeral experience to client families and to introduce its operating model to improve long-term performance. Carriage continues to invest heavily in employee training in order to enable its field operations to better serve families, especially training on personalization of the funeral ritual to create a unique and emotional experience. The result of successful execution of its service and sales strategies will be to increase customer satisfaction, revenue per experience, and market share.

•                  Increase and better align earnings and free cash flow – Since implementing Fresh Start, Carriage has implemented more disciplined controls over its capital expenditures and shifted its preneed funeral marketing strategy from a national to a local focus. The Company transitioned from a national, centralized strategy to a local, decentralized strategy whereby each business location customized a preneed program to its local needs. Accordingly, Carriage eliminated the national funeral sales organization and emphasized using insurance contracts to fund preneed contracts. This allowed carriage to substantially downsize its administrative support organization. These two factors have been the key drivers to better align earnings and free cash flow. In conjunction with the operating model described above, Carriage believes it will continue to improve and maintain the alignment of earnings and cash flow.

•                  Restore market value credibility to its balance sheet – In reviewing its funeral home and cemetery portfolios, Carriage established performance standards consistent with its mission of ‘Becoming the Best’. These action plans included the decision to sell its businesses that cannot meet the Company’s new standards. Since Fresh Start was initiated in 2000, Carriage has closed one funeral property and has sold 37 funeral properties, 12 cemeteries and 14 parcels of excess real estate for net proceeds of $20 million. Additional properties may be sold in 2004. The carrying values of the businesses targeted for sale were written down to the estimated net realizable value. The significant charges Carriage incurred in 2000 to initiate its Fresh Start Program substantially reduced the Company’s book value per share by $8.25 to $4.78 at December 31, 2000. Since implementing Fresh Start, Carriage’s book value per share has increased to $6.04 at December 31, 2003. As Carriage executes its operating model and successfully improves long-term profitability, the Company expects to continue to increase book value per share.

•                  Re-access the capital markets – In August 2003 Carriage replaced its $75 million bank revolving credit facility with a new $40 million unsecured revolving credit facility that matures in March 2006 with Bank of America and Wells Fargo. The new credit facility and expected asset dispositions should provide sufficient borrowings to meet the Company’s current and future working capital needs as well as to retire the $22 million balance of its Series A Senior Notes in July 2004, thereby eliminating any near-term refinancing concerns. The remaining $74 million balance of the Series B and Series C senior notes matures July 2006 and July 2008 in the amounts of $52 million and $22 million, respectively, and carries an approximate weighted average rate of 8%. As a result, the Company expects that additional debt financing or equity will be necessary in future years. The availability and terms of such capital will depend on prevailing market conditions and the then existing financial conditions of the Company.

The fact that Carriage was able to place its bank facility in what is a very challenging credit market is significant. It is also significant that Carriage was able to obtain an unsecured facility. Carriage is the only public company in the death care industry with an unsecured revolving bank credit facility. This is a testament to the Company’s success in executing on its Fresh Start program and its consistent track record of consistently paying down debt. More importantly, by having an unsecured credit facility, it allows Carriage to retain full control of its capital structure, which will allow its favorable terms to remain intact and provides additional financial flexibility to optimize the Company’s balance sheet in future years.

•                  Reduce debt – Since Fresh Start was initiated on November 8, 2000, Carriage has reduced its debt and contingent obligations from previous acquisitions by $70 million, or 34%, from $205 million to $135 million at December 31, 2003. In complying with the conditions of the new credit facility, Carriage began on September 1, 2003, deferring interest payments on its subordinated debentures held by the Company’s affiliated trust. Thus, cash distributions on TIDES convertible trust preferred securities will be deferred for at least the term of the new credit facility.

As a result of deferring the TIDES distribution payments, Carriage has accelerated its senior debt repayment forecasts through 2007. Carriage forecasts that it will pay down senior debt at a 21.0% CARR (compound annual reduction rate) through 2007 versus its previous forecast prior to the deferral of the TIDES distribution payments of an 11.9% CARR.

CSV: A UNIQUE INVESTMENT OPPORTUNITY

Carriage Services has stabilized, improved operational and financial performance, and reduced debt. With the implementation and demonstrated success of its Fresh Start Program, Carriage Services has turned the corner and is repositioning for future growth. Carriage’s improved operations has enabled the Company to generate meaningful amounts of free cash flow, which, coupled with dispositions, and tax savings, has allowed it to substantially pay down debt without using external financing sources. Based on Carriage’s current equity valuation and, relative to its peers, Carriage does not believe the equity market has truly recognized its accomplishments, nor the opportunities Carriage has for the future.

Carriage believes its current capital structure, coupled with the ability to generate free cash flow supplemented with cash from dispositions, enables it to meaningfully pay down debt, offering investors the unique investment characteristics of a LBO structure, without the often high promotional fees because CSV shares are publicly traded. We examine several possible Enterprise Value-to-EBITDA multiple scenarios that yield an implied four-year IRR (internal rate of return) range of 9% to 24%. We provide these three scenarios to give investors the opportunity to consider a range of possible outcomes. Scenario #1 assumes that Carriage’s Enterprise Value-to-EBITDA Multiple declines by one multiple point over the next five years. Scenario #2 assumes that Carriage’s Enterprise Value-to-EBITDA multiple remains flat over the next five years and Scenario #3 assumes that Carriage’s Enterprise Value-to-EBITDA multiple gradually increases by one multiple point over the next four years.

Carriage stresses that this scenario analysis is only one possible outcome within a range of possible outcomes. While Carriage believes it is using reasonable assumptions to model operating results, cash flow, and the possible effect on Carriage’s per share price, there can be no assurance that actual results and Carriage’s share price would be consistent with these scenarios.  Subsequent management decisions and other factors (including those discussed under “Cautionary Statements”) may materially alter those assumptions and the effect on actual results. The Long-Term Base Case Scenario is adjusted to consider the affect to EBITDA and estimated debt reductions for expected divestitures and is based on no growth in same store funeral contract volumes between 2003 and 2007, and modest increases in average revenue per funeral contract of 1.5% per year, which assumes an increasing proportion of cremations. Further, this scenario does not reflect Carriage’s financial flexibility, which allows for alternative uses for free cash flow, such as acquisitions or selective expansion of its existing portfolio of businesses.

Long-Term Base Case Scenario

(Revised as of february 19, 2004)

(In Millions $, Except Per Share Data)

	Actual 12/31/03		12/31/04	12/31/05	12/31/06	12/31/07	CAGR

Revenue	150.8		153.1	158.7	162.5	166.5	2.5%
Income Before Taxes & Special Items	10.0		12.0	13.4	14.9	16.5	13.3%
Interest	17.8		17.1	16.3	15.9	15.3	-3.7%
Depreciation & Amortization	11.1		11.1	12.1	12.4	12.8	3.7%
EBITDA (Excluding Special Items)	38.9		40.2	41.8	43.2	44.6	3.5%
EPS, Diluted	0.35	(1)	0.41	0.46	0.51	0.56	12.3%
Diluted Shares Outstanding	17.8		18.1	18.3	18.5	18.7	1.3%
Cash Flow from Operations Before TIDES Deferral	11.4		16.2	16.8	18.6	20.1	15.4%
Cash Flow from Deferral of TIDES	3.3		7.0	7.5	8.1	8.7	27.2%
Cashflow from Operations	14.7		23.2	24.3	26.7	28.8	18.3%
Less Capital Expenditures	6.2		6.5	6.0	5.5	5.5	-3.0%
Free Cash Flow	8.5		16.7	18.3	21.2	23.3	28.8%
Plus/Minus Net Cash Taxes	0.1		0.2	4.7	5.5	6.4	NM
Pre-Tax Free Cash Flow	8.6		16.9	23.0	26.7	29.7	36.5%
Divestitures & Other	5.1		2.7	0.2	0.2	0.2	NM
Cumulative Deferral of TIDES	3.3		10.3	17.8	25.9	34.6	79.6%
Total Debt	135.5		116.1	97.6	76.2	52.7	-21.0%
Total Debt / EBITDA (Excluding Special Items)	3.5		2.9	2.3	1.8	1.2	-23.7%

(1) Excludes the effect of $0.02 benefit recorded in 2003 as special charges and other items.	NM = Not meaningful

In this scenario, we assume that revenues grow at a 2.5% compound annual growth rate (CAGR) over the next four years and assume that EBITDA grows at a 3.6% CAGR over the same period.  The Company estimates it could grow free cash flow at a 28.8% CAGR, which could allow it to reduce senior debt from $135.5 million at the end of 2003 to $52.7 million at the end of 2007, a 21.0% five-year compound annual reduction in senior debt.  The Company estimates that over one-half of the 12.3% CAGR in EPS would result from interest savings related to debt reduction.  The key elements driving the substantial debt reduction over the four-year period are gradual field level operating margin improvement, selective dispositions of underperforming assets and cash tax savings in 2004.  Due to the utilization of the Company’s net tax loss carry forward, Carriage does not expect to pay taxes until 2005. Notwithstanding the assumptions regarding cash taxes, assumed operating leverage and debt reduction could generate attractive IRR results throughout the five-year period.

BASE CASE ENTERPRISE VALUATION “LBO” STRUCTURE

We use the financial assumptions in the Long-Term Base Case Scenario as the foundation for the Base Case Enterprise Valuation analysis scenario. We use the April 8, 2004 CSV closing share price of $5.15 per share with a total equity market value of roughly $91.7 million, which, when combined with its debt and the par value of the preferred stock plus accrued distributions, yields an enterprise value of approximately $317.5 million.

Long-Term Base Case Scenario

(In Millions $, Except Multiples & Per Share Data)

SCENARIO #1: 1 Point Multiple Decrease

	12/31/2003		12/31/04		12/31/05		12/31/06		12/31/07

Implied Enterprise Value (EV):
Total Debt	135.5		116.1		97.6		76.2		52.7
Preferred Securities	90.3		100.6		108.1		116.2		124.9
Implied Mkt. Value Equity	91.7		96.7		109.8		122.8		136.7
Total	317.5		313.4		315.5		315.3		314.4

EBITDA	39.4		40.2		41.8		43.2		44.6

Diluted Shares Out.	17.8		18.1		18.3		18.5		18.7

SCENARIO #1: 1 Point Multiple Decrease

EV/EBITDA Multiple	8.1	X	7.8	X	7.6	X	7.3	X	7.1	X

Implied Stock Price	$5.15		$5.33		$6.00		$6.64		$7.31

Annual% Increase			4%		12%		11%		10%

4 - Year Compound IRR					9%

* Trailing four quarter EBITDA as of 12/31/03.

Scenario #1: One Point Multiple Decrease - We assume that Carriage’s Enterprise Value-to-EBITDA multiple declines by one multiple point over the next four years. Over that same period of time, Carriage’s free cash flow generation and business dispositions in 2004 allows it to substantially reduce its debt levels, which, in turn, benefits CSV equity investors. Based on the assumption of a declining Enterprise Value-to-EBITDA multiple but a rising implied share price based on a per share debt reduction, the per share price increases from the April 8, 2004 closing share price of $5.15 to an implied share price of $7.31 at the end of 2007, a four-year IRR in CSV share price of approximately 9%. Over this same time frame, Carriage’s absolute Enterprise Value-to- EBITDA multiple would decline by a full multiple point from 8.1X currently to 7.1X at the end of 2007. It is worth noting that even assuming a one multiple point decline over the next four years, under this scenario investors could still earn an attractive return on investment.

Long-Term Base Case Scenario

(In Millions $, Except Multiples & Per Share Data)

SCENARIO #2: Flat Multiple

	12/31/2003		12/31/04		12/31/05		12/31/06		12/31/07

Implied Enterprise Value (EV):
Total Debt	135.5		116.1		97.6		76.2		52.7
Preferred Securities	90.3		100.6		108.1		116.2		124.9
Implied Mkt. Value Equity	91.7		106.8		130.6		155.2		181.3
Total	317.5		323.5		336.4		347.7		358.9

EBITDA	39.4		40.2		41.8		43.2		44.6

Diluted Shares Out.	17.8		18.1		18.3		18.5		18.7

SCENARIO #2: Flat Multiple

EV/EBITDA Multiple	8.1	X	8.1	X	8.1	X	8.1	X	8.1	X

Implied Stock Price	$5.15		$5.89		$7.14		$8.39		$9.69

Annual% Increase			14%		21%		18%		16%

4 - Year Compound IRR					17%

* Trailing four quarter EBITDA as of 12/31/03.

Scenario #2: Flat Multiple – We assume that Carriage’s Enterprise Value-to-EBITDA multiple remains flat at 8.1X over the next four years. Though we assume the multiple remains flat, Carriage’s estimated 3.6% CAGR in EBITDA and an estimated 21.0% CAGR in debt reduction due to approximately 28.8% anticipated compounded annual growth in free cash flow over the next four years implies an increase in share price from $5.15 at April 8, 2004, to $9.69, a 17% four-year IRR.

Long-Term Base Case Scenario

(In Millions $, Except Multiples & Per Share Data)

SCENARIO #3: 1 Point Multiple Increase

	12/31/2003		12/31/04		12/31/05		12/31/06		12/31/07

Implied Enterprise Value (EV):
Total Debt	135.5		116.1		97.6		76.2		52.7
Preferred Securities	90.3		100.6		108.1		116.2		124.9
Implied Mkt. Value Equity	91.7		116.8		151.5		187.6		225.9
Total	317.5		333.5		357.3		380.0		403.5

EBITDA	39.4		40.2		41.8		43.2		44.6

Diluted Shares Out.	17.8		18.1		18.3		18.5		18.7

SCENARIO #3: 1 Point Multiple Increase

EV/EBITDA Multiple	8.1	X	8.3	X	8.6	X	8.8	X	9.1	X

Implied Stock Price	$5.15		$6.44		$8.28		$10.14		$12.08

Annual% Increase			25%		29%		22%		19%

4 - Year Compound IRR					24%

* Trailing four quarter EBITDA as of 12/31/03.

Scenario #3: One Point Multiple Increase – We assume that Carriage’s Enterprise Value-to-EBITDA multiple gradually increases over the next four years by one multiple point to 9.1X. This scenario implies an increase in share price from $5.15 at April 8, 2004, to $12.08, a 24% four-year IRR.

DEATH CARE INDUSTRY OVERVIEW

Death Care Industry Landscape

Despite a period of rapid consolidation of smaller, private funeral and cemetery businesses by the public Death Care companies in 1996 through 1999, the industry remains fragmented. Carriage estimates that there are approximately 22,000 funeral homes and 10,000 cemeteries in the United States, with private businesses comprising roughly 80% of the total. It is estimated that Carriage Services and the three other largest publicly traded domestic Death Care companies represented approximately 20% of the 2003 domestic Death Care industry revenues. Though Carriage and the rest of its public peers have significantly reduced or eliminated an active acquisition program, there remains the opportunity for consolidation of smaller, privately held businesses to supplement internal growth.

2003E Death Care Market

Established death care businesses have a number of advantages over insurgent death care service providers in a given market, but barriers to entry are not prohibitive. Death care businesses have traditionally been transferred to successive generations within a family and in most cases have developed a local heritage and tradition that afford an established funeral home or cemetery a local franchise and provide the opportunity for repeat business. In addition, established firms’ backlog of preneed, prefunded funerals or presold cemetery and mausoleum spaces provides a base of future revenue. Additional barriers to entry include the difficulty of local zoning restrictions, increasing regulatory burdens, and scarcity of cemetery land in certain urban areas.

However, since 1999, Carriage has seen new independent competitors capture some local market share. In many cases, these new independent businesses are started by personnel who have left public death care consolidators or family owned businesses. Often, such businesses are attempting to build market share by competing on price rather than heritage and tradition.

Historical Death Rate Trends & Forecasts – Still Valid?

The national death rate in the United States has grown at a compound annual rate of approximately 1% from 1980 through 2000, with annual variation of 1%-2%. National government statistics are predicting an annual compounded rate of growth in the number of deaths of .75% through 2010, after which the rate of growth is expected to gradually increase due to the aging population. However, based on data from the CDC (adjusted for non-reporting cities) death rates declined approximately 2.4% in 2001, 1.6% in 2002, and 1.4% in 2003 – an unprecedented three year consecutive decline in death rates.

It is uncertain if the past three years of sequential declines in death rates is indicative of a fundamental change in future death rates trends, or what specific factors caused the sequential declines. While the number of deaths typically varies from year to year, it is believed by some that major medical advances in treating heart, cancer and other major diseases that cause death are resulting in an increase in the average age of the population. With several years of unprecedented sequential declines in death rates, is the improvement in healthcare beginning to have a secular impact on mortality rates that call into question historical mortality trends and projections? At this point that cannot be determined.

The Death Care industry tends to experience some seasonal biases in the winter months due to increases in cold weather induced deaths, or occasionally in extreme

Estimated U.S. Death Rate
2000	2,393	0.7%
2001	2,410	0.7%
2002	2,427	0.7%
2003	2,444	0.7%
2004	2,462	0.7%
2005	2,480	0.7%
2010	2,578	0.8%
2015	2,695	0.9%
2020	2,840	1.1%
2025	3,033	1.4%
2030	3,257	1.4%
2035	3,491	1.3%
2040	3,702	1.1%

Projected Life Expectancy
	Male	Female
1999	74.1	79.8
2025	77.6	83.6
2050	81.2	86.7
2100	88.0	92.3

Source: U.S. Census Bureau

heat conditions in the summer. Despite a period of unusual decreases in death rates, the Death Care business can generally be characterized as one of relative stability, reliability, and a very low failure rate. Carriage views the long-term stability and reliability of the Death Care business, through good times and bad, as an attractive investment attribute.

The Aging Population & the Baby Boomers

As indicated in the accompanying table and chart, using data from the U.S. Census Bureau, the largest percent of the population is in the 25 to 44 age bracket, accounting for 30.2% of the total 2000 population. However, the U.S. population is getting older and as the Baby Boomer generation begins to age, the percentage of the population age 65 and over is expected to rise from 12.4% in 2000 to 13.2% in 2010, and then to 16.5% by 2020. Correspondingly, the percentage of the population age 25 to 44 is expected to fall from 30.2% in 2000 to 26.1% in 2010, and then to 25.7% by 2020.

The growth in the 65 and older portion of the U.S. population is significant because historically 68.5% of deaths in the U.S. have occurred when people are age 65 and older. Based on U.S. Census population data, if 12.4% of the population in 2000 was age 65 or older, then there were 34.1 million people age 65 or older in 2000. If the population age 65 or older is expected to rise to 16.5% by 2020, then there will be 53.6 million people age 65 or older by 2020.

Population Age Distribution: 1990 - 2040

	1990A	2000A	2010E	2020E	2030E	2040E
Total Population	248,710	281,422	299,862	324,927	351,070	377,350
% Change	—	—	4.2%	4.1%	3.9%	3.6%

Under 15	21.5%	21.4%	19.8%	19.9%	19.7%	19.6%
15 to 24	14.8%	13.9%	14.3%	13.0%	13.1%	13.2%
25 to 44	32.5%	30.2%	26.1%	25.7%	25.1%	24.5%
45 to 64	18.6%	22.0%	26.5%	24.9%	22.1%	22.3%
65 to 74	7.3%	6.5%	7.1%	9.7%	10.7%	9.0%
75 to 84	4.0%	4.4%	4.3%	4.8%	6.8%	7.7%
85 and over	1.2%	1.5%	1.9%	2.1%	2.5%	3.8%

65 and over	12.5%	12.4%	13.2%	16.5%	20.0%	20.5%

			Aging of the Baby Boomers

Source: U.S. Census Bureau

Cremation Trends

The aging of the large number of Baby Boomers over the next ten to twenty years could raise the national mortality rate slightly above its historic average, generating enhanced growth opportunities for the death care industry. However, a rising trend in cremations poses some risk for the death care industry to fully realize the benefit from the shift in the population to the +65 years of age category. It is estimated that cremations accounted for approximately 10% of the U.S. burial market in 1980 and has grown to approximately 28% in 2002. The cremation trend is expected to increase to 36% of the U.S. burial market in 2010. While cremation services and products are higher margin than traditional burial proceedings, they are typically less in absolute dollar terms. To mitigate this and to even capitalize on the growing cremation trend, Carriage has developed innovative, high quality funeral and memorializing services and additional products to increase its cremation revenue per funeral.

Selected Historical Financial & Operating Data & Valuation Data Carriage Services Peer Analysis

In Thousands Except Per Share and Percentage Data

	Carriage Services (CSV)		Service Corp. Intl. (SRV)		Stewart Enterprises (STEI)(1)		Alderwoods Group (AWGI)
	2002	2003	2002	2003	2002	2003	2002	2003
Selected Historical Financial Data
Funeral Revenues	119,299	115,737	1,682,506	1,743,983	345,200	298,569	486,834	501,590
Cemetery Revenues & Other (2)	34,877	35,086	641,113	597,668	236,121	223,489	219,314	238,961
Total Revenues	154,176	150,823	2,323,619	2,341,651	581,321	522,058	706,148	740,551

Funeral Gross Profit	34,374	29,535	284,669	282,561	88,151	70,682	111,334	115,918
Cemetery & Other Gross Profit	8,714	9,159	78,256	83,237	56,633	49,689	19,331	30,357
Total Gross Profit	43,088	38,694	362,925	365,798	144,784	120,371	130,665	146,275

G&A Expenses	10,815	10,861	89,752	178,101	17,261	20,183	43,188	56,281

EBITDA (Excluding Special Charges & Other Items) (3)	42,776	38,855	462,906	449,955	186,300	158,800	132,500	126,700

Gains & Impairment (Losses) on Dispositions, Net	(361)	577	(177,743)	50,350	(18,500)	(107,300)	(228,418)	(4,699)
Other Operating Expenses		—	94,910	9,004	—	—	—	—

Operating Income	31,912	28,410	520	229,043	109,023	(7,112)	(140,941)	85,295

Net Income (Loss) before Chg. in Acctg. Principle and/or Other Items	7,478	6,625	(96,926)	85,082	31,866	(73,468)	(233,744)	10,807
Cum. Effect of Change in Accounting Principle and/or Other Item	12,800	—	(135,560)	—	—	—	—	—
Net Income (Loss)	20,278	6,625	(232,486)	85,082	31,866	(73,468)	(233,744)	10,807

Cash Flow from Operations	18,945	14,680	352,172	374,108	90,489	69,820	68,684	154,537
Capital Expenditures	6,034	6,204	100,045	116,000	18,630	18,439	21,372	25,380
Free cash Flow	12,911	8,476	252,127	258,108	71,859	51,381	47,312	129,157

Diluted EPS before Chg. in Acctg. Principle and/or Other Items	$0.43	$0.37	$(0.33)	$0.28	$0.29	$(0.68)	$(5.86)	$0.27
Cum. Effect of Change in Accounting Principle and/or Other Item	0.73	—	(0.46)	—	—	—	—	—
Diluted EPS	$1.16	$0.37	$(0.79)	$0.28	$0.29	$(0.68)	$(5.86)	$0.27
Average Diluted Shares	17,433	17,808	294,533	300,790	108,299	108,220	39,916	40,465

% of Revenues
Funeral Revenues	77.4%	76.7%	72.4%	74.5%	59.4%	57.2%	68.9%	67.7%
Cemetery Revenues	22.6%	23.3%	27.6%	25.5%	40.6%	42.8%	31.1%	32.3%
Total Revenues	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

Funeral Gross Profit	28.8%	25.5%	16.9%	16.2%	25.5%	23.7%	22.9%	23.1%
Cemetery Gross Profit	25.0%	26.1%	12.2%	13.9%	24.0%	22.2%	8.8%	12.7%
Total Gross Profit	27.9%	25.7%	15.6%	15.6%	24.9%	23.1%	18.5%	19.8%

G&A Expenses	7.0%	7.2%	3.9%	7.6%	3.0%	3.9%	6.1%	7.6%

EBITDA (Excluding Special Charges & Other Items) (3)	27.7%	25.8%	19.9%	19.2%	32.0%	30.4%	18.8%	17.1%

Operating Income	20.7%	18.8%	0.0%	9.8%	18.8%	-1.4%	-20.0%	11.5%

Net Income (Loss) before Chg. in Acctg. Principle and/or Other Items	4.9%	4.4%	-4.2%	3.6%	5.5%	-14.1%	-33.1%	1.5%

Net Income (Loss)	13.2%	4.4%	-10.0%	3.6%	5.5%	-14.1%	-33.1%	1.5%

Selected Operating Data
# of Funeral Properties	144	139	2,393	1,239	307	299	802	730
# of Cemetery & Other Properties	30	30	640	547	150	148	247	210

Total Properties	174	169	3,033	1,786	457	447	1,049	940
Total # of Funeral Services Performed (4)	24,293	23,740	402,542	401,641	96,211	71,934	126,686	127,964
Avg.Rev. Per Funeral - North America (4)	$4,713	$4,743	$4,054	$4,140	NA	NA	$3,843	$3,920
North America Company Cremation Rate	28%	31%	38%	39%	39%	39%	33%	34%

Selected Balance Sheet Data
Cash & Cash Equivalents	2,702	2,024	200,625	239,431	30,778	20,931	46,112	41,612
Total Current Assets	26,865	27,890	618,924	673,324	172,400	175,616	685,564	574,345

Property, Plant & Equipment, Net	114,002	110,964	1,188,340	1,250,632	334,316	313,906	555,091	556,042
Cemetery Property	64,570	64,124	1,567,584	1,524,545	388,065	377,788	122,736	117,518
Total Assets	703,754	699,611	10,718,038	11,202,669	3,015,584	2,898,989	3,200,766	3,115,437
Total Current Liabilities	28,463	47,311	464,283	668,947	80,522	82,031	601,597	479,844
Total Liabilities	515,070	503,354	9,391,383	9,675,711	2,203,321	2,160,130	2,677,364	2,570,544
Total Debt	149,094	135,479	1,984,838	1,711,565	551,944	502,115	755,581	630,918
Preferred Securities	90,193	90,327	—	—	—	—	—	—
Stockholders’ Equity	98,091	105,930	1,326,655	1,526,958	812,263	738,859	523,402	544,893
Total Liabilities & Stockholders’ Equity	703,754	699,611	10,718,038	11,202,669	3,015,584	2,898,989	3,200,766	3,115,437

Selected Leverage Ratios
Current Assets / Current Liabilities	0.94	0.59	1.33	1.01	2.14	2.14	1.14	1.20
Total Assets / Total Liabilities	1.37	1.39	1.14	1.16	1.37	1.34	1.20	1.21
Total Debt / Total Assets	0.21	0.19	0.19	0.15	0.18	0.17	0.24	0.20
Total Debt / Stockholders’ Equity	1.52	1.28	1.50	1.12	0.68	0.68	1.44	1.16
Total Debt / EBITDA (Excluding Special Charges & Other Items)	3.49	3.49	4.29	3.80	2.96	3.16	5.70	4.98
Total Debt / Capitalization	44.2%	40.8%	59.9%	52.9%	40.5%	40.5%	59.1%	53.7%

Selected Valuation Data
Stock Price @ April 8, 2004	$5.15		$7.47		$7.42		$10.81
Shares Outstanding (Per Most Recent 10K or 10Q Filing)	17,702		303,571		107,730		39,988
Equity Market Value	91,167		2,267,675		799,360		432,265
Preferred Securities	90,327		—		—		—
Total Debt	135,479		1,711,565		502,115		630,918
Cash & Cash Equivalents	2,024		239,431		20,931		41,612

Enterprise Value	$314,949		$3,739,809		$1,280,544		$1,021,571
Price / 2003 EPS before Chg. in Acctg. Principle and/or Other Items	13.8		26.4		(10.9)		40.5
Price / 2003 EPS	13.8		26.4		(10.9)		40.5
Price / Book Value Per Share	0.9		1.5		1.1		0.8
Enterprise Value / 2003 EBITDA (Excluding Special Charges & Other Items)	8.1		8.3		8.1		8.1

(1) Fiscal year ending October 31

(2) Cemetery Revenues/Gross Profit & Other for Alderwoods includes revenue/gross profit from Insurance operations.

(3) EBITDA from continuing operations for Alderwoods Group

(4) On a comparable or “same store” basis for Service Corp.; data from continuing operations for Alderwoods Group

Source: Carriage Services, Service Corp. Intl., Stewart Enterprises, & Alderwoods Group public documents.

MANAGEMENT BIOS

Melvin C. Payne, a management founder of Carriage, has been Chairman of the Board and Chief Executive Officer since December 1996.  In 2003, Mr. Payne assumed the additional role of leading Carriage’s funeral operations.  Prior to December 1996, he had been the President, Chief Executive Officer and a director of Carriage since its inception in 1991.  Mr. Payne resumed the additional position of President in December 2000.  Mr. Payne serves on the Board of Directors of Sovereign Business Forms, Inc., a private company in the business forms manufacturing industry.

Joseph Saporito has been Senior Vice President, Chief Financial Officer and Secretary of Carriage since September 2002.  Mr. Saporito, a certified public accountant, has responsibility for the financial and administrative functions of Carriage.  Prior to joining Carriage, he served as Division Head of the Commercial Audit Division of the Houston office of Arthur Andersen LLP, where he was a partner for 15 years.

James J. Benard has been Senior Vice President of Sales and Cemetery Operations for Carriage since November 2001.  Mr. Benard joined Carriage in 1998 as a Regional Vice President of Sales.  He has over 22 years of professional funeral home and cemetery experience.  Prior to joining Carriage, he was affiliated with Service Corporation International in various roles for ten years.  Mr. Benard is a member of the International Cemetery and Funeral Association.

George Klug has been Senior Vice President and Chief Information Officer since May 2002. He joined Carriage in July 2001 to align the technology functions with the company’s business plan.  Before joining Carriage, Mr. Klug served from 1997 to 2000 as Vice President of Information Technology at Allright Corporation, an owner operator of parking facilities both national and international.  Prior to Allright, Mr. Klug served as Vice President of Information Technology for various retail companies including Oshmans, Sportstown, and Zaks.  He also has a background in operations and accounting and has been in management positions for 30 years.

BOARD OF DIRECTORS & CORPORATE GOVERNANCE

Carriage’s Board of Directors consists of six members, of which four are independent.  This board composition complies with Board provisions under the Sarbanes-Oxley Act.

Melvin C. Payne, a management founder of Carriage, has been Chairman of the Board and Chief Executive Officer since December 1996.  In 2003, Mr. Payne assumed the additional role of leading Carriage’s funeral operations.  Prior to December 1996, he had been the President, Chief Executive Officer and a director of Carriage since its inception in 1991.  Mr. Payne resumed the additional position of President in December 2000.  Mr. Payne serves on the Board of Directors of Sovereign Business Forms, Inc., a private company in the business forms manufacturing industry.

Joe R. Davis became a director of Carriage Services in May 2003. He has been the Chief Executive Officer and Chairman of the Board of Consolidated Graphics Inc. (“CGX”) since he founded it in 1985.  Mr. Davis serves on the Executive Committee of CGX’s Board of Directors.

Vincent D. Foster became a director of Carriage in November 1999.  Mr. Foster is a Senior Managing Director of Main Street Mezzanine Fund, LLC, a licensed small business investment corporation, and served as Senior Managing Director of Main Street Equity Ventures II, L.P. (and its predecessor firm), a private equity firm, from 1997 through 2002. Mr. Foster is a director of Quanta Services, Inc., and served as its nonexecutive Chairman of the Board of Directors from February 1998 through May 2002.  Mr. Foster is also a director of U.S. Concrete, Inc. and serves as its nonexecutive Chairman of the Board.  From September 1988 through October 1997, Mr. Foster was a partner of Andersen Worldwide and Arthur Andersen LLP, where he served as the director of the corporate finance practice and the mergers and acquisitions practice in the southwestern United States.

Greg M. Brudnicki became a director of Carriage in November 1997 when Forest Lawn/Evergreen Management Corp. merged with a subsidiary of Carriage.  Mr. Brudnicki served as the President and Chief Executive Officer of Forest Lawn until the merger, when he became the Co-Manager of the Forest Lawn cemeteries and funeral homes operated by

Carriage.  Mr. Brudnicki served as Senior Vice President of Cemetery Operations from November 2000 until November 2001, whereupon Mr. Brudnicki resumed his previous role with our operations in Northwest Florida.  Mr. Brudnicki serves as a director of Peoples 1st Community Bank, and as Chairman of the Florida Board of Funeral and Cemetery Services.

Stuart W. Stedman has been a director of Carriage since it went public in August 1996.  For the past 18 years, Mr. Stedman has been President of Wesley West Interests, Inc., a management company responsible for various family holdings, including marketable securities, oil, gas and coal properties, ranch lands and urban real estate.  Mr. Stedman also serves as a Manager and a member of the compensation committee of Strand Energy, L.L.C., a private exploration and production company.

Ronald A. Erickson has been a director of Carriage since it went public in August 1996.  Mr. Erickson is Chief Executive Officer of Holiday Companies, Minneapolis, Minnesota, a family business consisting primarily of convenience stores and sporting goods stores.  Mr. Erickson is also a director (and member of the board’s compensation committee) of Andersen Corporation, a privately held manufacturer of windows and patio doors.

Audit Committee – Is comprised of Erickson, Foster, and Stedman, all independent board members.

The Audit Committee appoints Carriage’s independent auditors, reviews the plan, scope and results of the audit with the auditors and Carriage’s officers, and approves audit fees and non-audit services.  The Audit Committee also reviews with the auditors the significant accounting policies and internal accounting controls of Carriage.

Corporate Governance Committee – Is comprised of Erickson, Foster, and Stedman, all independent board members.

The Corporate Governance Committee reviews the structure of the full Board, evaluates the Board’s performance and makes recommendations regarding the size of the Board and the number and classification of directors.  The Corporate Governance Committee also conducts a search for suitable and qualified candidates to serve as directors when the terms of office are up for election at each year’s annual meeting of stockholders and submits the names of candidates for such positions for consideration by the Board.

Compensation Committee – Is comprised of Foster, Stedman and Davis, all of whom are independent board members.

The Compensation Committee reviews and approves the compensation of Carriage’s senior officers, including stock and other incentive compensation programs.  The Compensation Committee also administers, and makes grants of stock options, under Carriage’s stock incentive plans.

Carriage Services, Inc.

Consolidated Statement of Operations

(In Thousands, Except Per Share Data)

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2002	2003	2002	2003
Revenues, Net
Funeral	$30,239	$29,798	$119,299	$115,737
Cemetery	9,043	8,751	34,877	35,086
	39,282	38,549	154,176	150,823
Costs & Expenses
Funeral	22,005	22,013	84,925	86,202
Cemetery	6,501	6,710	26,163	25,927
	28,506	28,723	111,088	112,129
Gross Profit
Funeral	8,234	7,785	34,374	29,535
Cemetery	2,542	2,041	8,714	9,159
Gross Profit	10,776	9,826	43,088	38,694
Gross Profit Margin	27.4%	25.5%	27.9%	25.7%

General & Admin. Expenses	2,361	3,153	10,815	10,861
Special Charges & Other	361	(43)	361	(577)
Operating Income	8,054	6,716	31,912	28,410

Interest Expense, Net	3,582	2,720	13,053	11,066
Financing Costs of Preferred Securities	1,674	1,713	6,697	6,745
Total Interest & Financing Costs	5,256	4,433	19,750	17,811

Income Before Taxes	2,798	2,283	12,162	10,599
Provision (Benefit) for Income Taxes	1,077	856	4,684	3,974
Net Income Before Reduction of Deferred Tax Asset Valuation Allowance	1,721	1,427	7,478	6,625

Reduction in Deferred Tax Asset Valuation Allowance	—	—	(12,800)	—
Net Income for Common Shareholders	$1,721	$1,427	$20,278	$6,625

Basic Earnings Per Share:
Net Income Before Reduction of Deferred Tax Asset Valuation Allowance	$0.10	$0.08	$0.44	$0.38
Reduction of Deferred Tax Asset Valuation Allowance	0.00	0.00	0.76	0.00
Basic EPS	$0.10	$0.08	$1.20	$0.38

Diluted Earnings Per Share:
Net Income Before Reduction of Deferred Tax Asset Valuation Allowance	$0.10	$0.08	$0.43	$0.37
Reduction of Deferred Tax Asset Valuation Allowance	$0.00	$0.00	$0.73	$0.00
Diluted EPS	$0.10	$0.08	$1.16	$0.37
Weighted Avg. Basic Shares Outstanding:	17,073	17,545	16,973	17,444
Weighted Avg. Diluted Shares Outstanding:	17,450	17,866	17,433	17,808

Carriage Services, Inc.

Consolidated Balance Sheets

(In Thousands)

	December 31, 2002	December 31, 2003
ASSETS
Current Assets:
Cash & Cash Equivalents	$2,702	$2,024
Accounts Receivable —
Trade, Net of Allowance for Doubtful Accounts	14,640	15,564
Other	746	505
	15,386	16,069
Inventories & Other Current Assets	8,777	9,797
Total Current Assets	26,865	27,890

Property, Plant & Equip. at Cost, Net of Accum. Dep.	114,002	110,964
Cemetery Property at Cost	64,570	64,124
Goodwill	161,095	159,672
Deferred Charges & Other Non-Current Assets	57,910	54,324
Preneed Funeral Contracts	235,347	234,400
Preneed Cemetery Merchandise & Service Trust Funds	43,965	48,237
Total Assets	$703,754	$699,611

LIABILITIES & STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts Payable & Accrued Liabilities	$26,115	$22,911
Current Portion of Long-Term Debt & Obligations Under Capital
Leases	2,348	24,400
Total Current Liabilities	28,463	47,311

Deferred Cemetery Revenue & Preneed Liabilities	96,794	99,108
Deferred Preneed Funeral Contracts Revenue	243,067	241,980
Long-Term Debt, Net of Current Portion	141,207	105,575
Obligations Under Capital Leases, Net of Current Portion	5,539	5,504
Distributions Payable on Convertible Preferred Securities	—	3,876
Total Liabilities	515,070	503,354

Minority Interest in Consolidated Subsidiary	400	—
Carriage Services Capital Trust Redeemable Conv. Pref.	90,193	90,327
Stockholders’ Equity:
Common Stock	171	175
Contributed Capital	185,100	186,679
Retained Deficit	(86,915)	(80,290)
Deferred Compensation	—	(634)
Unrealized Loss on Interest Rate Swaps, Net of Tax Benefits	(265)	—
Total Stockholders’ Equity	98,091	105,930

Total Liabilities & Stockholders’ Equity	$703,754	$699,611

Carriage Services, Inc.

Consolidated Statement of Cash Flows

(In Thousands)

	For the Twelve Months Ended December 31,
	2002	2003
Cash Flows from Operating Activities:
Net Income	$20,278	$6,625
Adjustments to Reconcile Net Income to Net Cash Provided By Operating Activities:
Depreciation & Amortization	11,108	11,112
Net Gain on Sale of Business Assets	(910)	(1,156)
Impairment of Assets	1,271	—
Provision for Losses on Accounts Receivable	1,018	1,649
Stock Related Compensation	—	345
Loss on Early Extinguishment of Debt	—	147
Deferred Income Taxes (Benefit)	(7,003)	3,829
Other	11	(145)
Changes in Assets & Liabilities, Net of Effect from Acquisitions & Dispositions:
(Increase) Decrease in Accounts Receivable	1,758	(1,669)
(Increase) Decrease in Inventories & Other Current Assets	(1,715)	(43)
(Increase) Decrease in Deferred Charges & Other	32	(534)
Increase in Preened Funeral & Cemetery Costs	(4,136)	(3,954)
Increase in Preneed Cemetery Trust Funds	(2,791)	(5,567)
Decrease in Accounts Payable & Accrued Liabilities	(3,865)	(1,027)
Income Tax Refunds (Payments), Net	1,600	(81)
Increase in Deferred Revenue & Preneed Liabilities	2,289	1,821
Increase in Distributions Payable on Convertible Preferred Securities	—	3,329
Net Cash Provided by Operating Activities	18,945	14,680

Cash Flows from Investing Activities:
Acquisitions & Cost Adjustments Related to Acquisitions	(2,160)	1,500
Proceeds from Sales of Businesses & Other Assets	1,987	2,918
Sale of Minority Interest In Subsidiary	200	—
Capital Expenditures	(6,034)	(6,204)
Net Cash Provided by (Used In) Investing Activities	(6,007)	(1,786)

Cash Flows from Financing Activities:
Net Payments Under Revolving Bank Credit Facility	(3,000)	(6,400)
Payments on Long-Term Debt & Obligations Under Capital Leases	(5,225)	(7,090)
Payment of Contingent Stock Price Guarantees	(5,286)	—
Proceeds from Issuance of Common Stock	381	345
Proceeds from Exercise of Stock Options	150	191
Payment of Debt Origination Costs	—	(618)
Net Cash Used in Financing Activities	(12,980)	(13,572)

Net Decrease in Cash & Cash Equivalents	(42)	(678)
Cash & Cash Equivalents at Beginning of Year	2,744	2,702
Cash & Cash Equivalents at End of Year	$2,702	$2,024

Supplemental Disclosure of Cash Flow Information:
Cash Paid for Interest	$19,153	$14,145
Cash Paid for Income Taxes	$300	$137
Stock Issued to Directors or Officers	$67	$1,018

Forward-Looking Statements

In addition to historical information, this Company & Investment Profile contains forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements include any projections of earnings, revenues, asset sales, cash flow, debt levels or other financial items; any statements of the plans, strategies and objectives of management for future operation; any statements regarding future economic conditions or performance; any statements of belief; and any statements of assumptions underlying any of the foregoing. Forward-looking statements may include the words “may”, “will”, “estimate”, “intend”, “believe”, “expect”, “project”, “forecast”, “plan”, “anticipate” and other similar words. .  Readers should carefully review the Cautionary Statements described in this and other documents we file from time to time with the Securities and Exchange Commission, including Annual Reports on Form 10-K and Current Reports on Form 8-K filed by Carriage in the future.

Cautionary Statements

The Company cautions readers that the following important factors, among others, in some cases have affected, and in the future could affect, the Company’s actual consolidated results and could cause the Company’s actual consolidated results in the future to differ materially from the goals and expectations expressed herein and in any other forward-looking statements made by or on behalf of the Company.

Risks related to our business

(1)  Earnings from and principal of trust funds and insurance contracts could be reduced by changes in stock and bond prices and interest and dividend rates.

(2)  Increased costs may have a negative impact on earnings and cash flows.

(3)  Our ability to achieve our debt reduction targets and to service our debt in the future depends upon our ability to generate sufficient cash, which depends on many factors, some of which are beyond our control.

(4)  We may experience declines in preneed sales due to numerous factors including changes made to contract terms and sales force compensation, or a weakening economy. Declines in preneed sales would reduce our backlog and revenue and could reduce our future market share.

(5)  Increased preneed sales may have a negative impact on cash flow.

(6)  Price competition could reduce market share or cause us to reduce prices to retain or recapture market share, either of which could reduce revenues and margins.

(7)  Increased advertising or better marketing by competitors, or increased activity by competitors offering products or services over the Internet, could cause us to lose market share and revenues or cause us to incur increased costs in order to retain or recapture our market share.

(8)  Increases in interest rates would increase interest costs on our variable-rate long-term debt and could have a material adverse effect on our net income and earnings per share.

(9)  Covenant restrictions under our revolving credit facility and senior notes limit our flexibility in operating our business.

(10) Our projections for 2003 and later years include adjustments to earnings and cash flow for estimated disposition activity. Several important factors, among others, may affect our ability to consummate dispositions, including our ability to identify buyers for the businesses and assets we expect to sell at acceptable prices.

Risks related to the death care industry

(1)  Declines in the number of deaths in our markets can cause a decrease in revenues. Changes in the number of deaths are not predictable from market to market or over the short term.

(2)  The increasing number of cremations in the United States could cause revenues to decline because we could lose market share to firms specializing in cremations. In addition, basic cremations produce no revenues for cemetery operations and lesser funeral revenues and, in certain cases, lesser profit margins than traditional funerals.

(3)  If we are not able to respond effectively to changing consumer preferences, our market share, revenues and profitability could decrease.

(4)  Because the funeral and cemetery businesses are high fixed-cost businesses, positive or negative changes in revenue can have a disproportionately large effect on cash flow and profits.

(5)  Changes or increases in, or failure to comply with, regulations applicable to our business could increase costs or decrease cash flows.

Disclosure of Non-GAAP Performance Measures

We report our financial results in accordance with generally accepted accounting principles (“GAAP”). However, management believes that certain non-GAAP performance measures and ratios, which management uses in managing our business, may provide users of this financial information additional meaningful comparisons between results in historical periods. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, our reported operating results or cash flow from operations or any other measure of performance prepared in accordance with GAAP. In addition, our presentation of non-GAAP performance measures may not be comparable to similarly titled measures other companies report.

We define free cash flow as cash provided by operating activities less capital expenditures for property, plant and equipment. We consider free cash flow to be an important indicator of our ability to pay down our debt while we are in loss carryforward position for tax purposes.

A reconciliation of cash provided by operations to free cash flow for the years 1999 through 2003 are as follows (in 000s):

	1999	2000	2001	2002	2003
Cash provided by operations	$9,385	$16,926	$27,749	$18,945	$14,680

Capital expenditures	(17,426)	(10,547)	(5,046)	(6,034)	(6,204)

Free cash flow	$(8,041)	$6,379	$15,703	$12,911	$8,476

We define EBITDA Excluding Special Charges and Other Items as our pre-tax earnings (loss) plus interest expense, depreciation and amortization expenses. We have included EBITDA Excluding Special Charges and Other Items because it is widely used by analysts and investors for valuation purposes and because we use EBITDA Excluding Special Charges and Other Items to monitor and compare the financial performance of our businesses. EBITDA Excluding Special Charges and Other Items does not give effect to the cash we must use to service our debt, pay our income taxes or provide for capital expenditures. We have provided the ratio of our debt to EBITDA Excluding Special Charges and Other Items because the financial institutions that provide our debt monitor our reliance on debt by periodically measuring this ratio. Reconciliations of Net earnings (loss) to EBITDA Excluding Special Charges and Other Items are provided in the following table (in 000s):

	1999	2000	2001	2002	2003

Net earnings (loss)	$10,687	$(131,996)	$9,002	$20,278	$6,625
Special charges & other	851	102,250	—	361	(577)
Cumulative effect of the change in accounting principle		59,748
Provision (benefit) for income taxes	8,323	(28,787)	2,251	(8,116)	3,974
Pre-tax earnings	19,861	1,215	11,253	12,523	10,022
Interest expense	17,358	20,705	20,344	19,750	17,811
Depreciation & amortization	18,392	18,675	17,095	10,503	11,022
EBITDA excluding special charges & other items	$55,611	$40,595	$48,692	$42,776	$38,855

Debt outstanding at end of year	$187,771	$187,507	$157,122	$149,094	$135,479
EBITDA excluding special charges & other items as a percentage of debt at year end	29.6%	21.6%	31.0%	28.7%	28.7%

We define Capitalization as the sum of the carrying values (GAAP) of our debt, preferred securities and stockholders’ equity. We have included Capitalization and the ratio of our total debt to capitalization because we measure our reliance on debt by monitoring the debt to capitalization ratio.

We define Enterprise Value as the sum of the carrying values (GAAP) of our debt and preferred securities and the estimated market value of our common stock. We have included Enterprise Value and the ratio of Enterprise Value to EBITDA because it is widely used by analysts and investors to measure the total capital capacity of companies for valuation purposes. Enterprise Value is not representative of the market or fair value of the Company’s debt and equity. It differs with Capitalization by the difference between the market value of the Company’s common stock and the total of the Company’s stockholders’ equity.

In cases where we have presented historical earnings (loss), certain of those periods have been adjusted to exclude special charges and other items. Management monitors and compares the operating results on this basis so that these particular items do not affect the comparability of its operating results. Analysts and investors find this to be a meaningful presentation to compare the operating results of our core operations. The adjusted results do not represent a better indicator of earnings (loss). A reconciliation of Net earnings (loss) in accordance with GAAP to Net earnings before special charges and other items is as follows (in 000s):

	1999	2000	2001	2002	2003

Net earnings (loss)	$10,687	$(131,996)	$9,002	$20,278	$6,625
(Gain) loss on sale of assets, net of tax benefit of $1,095 (1999), $35,787 (2000), $139 (2002) and tax expense of $433 (2003)	1,405	66,463	—	226	(723)
Early termination of lease obligation and bank credit facility, net of tax benefit of $151 (1999) and $218 (2003)	200	—	—	—	361
Fresh Start restructuring charges, net of tax benefit of $20,755	—	38,993	—	—	—
Settlement of litigation, net of tax expense of $876	(1,124)	—	—	—	—
Recognition of deferred tax valuation allowances	—	—	—	(12,800)	—
Net earnings, before special charges and other items	$11,168	$(26,541)	$9,002	$7,700	$6,263